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                                                                  Exhibit 99.1


Contact:                                           William Schwartz, President
                                                                (203) 227-6140

                    TBM HOLDINGS CLOSES MERGER ACQUISITION OF
           LONG REACH HOLDINGS AND RAISES $8 MILLION ADDITIONAL EQUITY

Westport, Connecticut (March 9, 2000) - TBM Holdings (OTC Bulletin Board:TBMH) today announced that it has completed the acquisition of Long Reach Holdings, Inc. The final consideration paid for the company was $7.5 million plus the assumption of approximately $10.9 million of senior bank debt for a total transaction value of approximately $18.4 million.

In operation since 1930, Long Reach is a major North American manufacturer of hydraulic material handling equipment including lift truck attachments, pallet trucks, pallet stackers and industrial lift tables. The company reported net revenues of approximately $38.0 million for fiscal year ended June 30, 1999. Products are marketed under the Long Reach, Brudi, and Rol-Lift brand names. Long Reach operates facilities in Texas, Arkansas and Australia.

Anand Sharma, Chairman and CEO of TBMH, noted, "We view the acquisition of Long Reach as a first and very important step in growing in the material handling industry. We see a lot of opportunity to increase market share through implementing operating efficiencies as well as growing through strategic acquisitions."

William Schwartz, President of TBMH commented, "Our operating team is ready to get into the company and begin working to improve the operations at Long Reach. We look forward to working with the employees there to satisfy customers and establish a positive growth trend."

Pursuant to the terms of its July 1999 private placement, the Company will use reasonable efforts to cause the shares purchased in the July, 1999 private placement to be registered with the Securities and Exchange Commission as soon as practicable.

Additionally, on February 23, 2000, TBMH completed a private placement of its Common Stock, in which it issued and sold an aggregate of 916,667 restricted shares of Common Stock at $6.00 per share, for aggregate proceeds of $5,500,000. The offering was made solely to accredited investors. In addition, J.H. Whitney exercised its option to purchase 500,000 restricted shares of Common Stock at $5.00 per share, for aggregate proceeds of $2,500,000. The proceeds of the private placement will be used for working capital and to fund operating costs of Long Reach and may be used for future acquisitions. The total number of shares outstanding for TBMH is now 4,514,080.

TBMH seeks to acquire underperforming manufacturing companies and use the Kaizen Growth Strategy to improve operating performance and profitability.

This press release contains forward looking statements, as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including risks and uncertainties detailed from time to time in the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. TBMH undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.